Eternal Energy Corp. Announces Closing of Asset Purchase and Sale
with Ryland Oil Corporation and Status of Stock Repurchase Program

Littleton, Colorado; April 30, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced that it closed its Asset Purchase and Sale and Royalty Purchase transactions with Ryland Oil Corporation (TSX Venture Exchange: RYD.v; “Ryland”) today.  Under the terms of the purchase and sale agreements:

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Eternal sold its ten percent working interest in approximately 700 net acres located in northern North Dakota to Ryland’s US-based, wholly-owned subsidiary, Rover Resources, Inc., for US$1 million in cash.  The payment was received by Eternal at closing; and

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Eternal sold its 5% gross overriding royalty interest in approximately 264,000 net acres located in southeastern Saskatchewan to Ryland for US$2.9 million in cash, due on or before June 1, 2010, 2,145,883 shares of Ryland stock (the “Ryland Shares”) valued at approximately CDN$880,000 as of the closing date, and an assignment by Ryland of its 100% working interest in approximately 4,480 acres located in southeastern Saskatchewan (the “Hardy Prospect”) to Eternal.  The Hardy Prospect is valued at approximately CDN$240,000.  The Ryland Shares received are restricted from trading in Canada until August 30, 2010, and will be freely tradable in Canada thereafter.  The Ryland Shares will not be registered for resale in the United States and, consequently, will be subject to standard resale restrictions in the United States.  Upon closing, 60% of the gross overriding royalty interest sold to Ryland was placed in escrow pending Eternal’s receipt of the US$2.9 million payment.  If the payment is not received by June 1, 2010, the escrowed gross overriding royalty interest will revert to Eternal.

The Royalty Purchase Agreement was amended on April 20, 2010 to reduce the cash purchase price from US$3 million to US$2.9 million to reflect both parties’ intentions that Eternal separately acquire and pay for equipment, facilities, and other tangible, depreciable property and assets located in or on the Hardy Prospect, which acquisition also closed on April 30.

The sale of Eternal’s gross overriding royalty interest was accepted for filing by the TSX Venture Exchange on April 27, 2010.

“We are thrilled to have closed our transactions with Ryland,” stated Brad Colby, Eternal’s President and CEO.  “The proceeds from the sale of the North Dakota acreage and our gross overriding royalty interest will allow us to move forward with our vision of drilling successful wells in the Hardy Prospect, as well as to pursue other exploration and production opportunities.  We are excited to see what the future holds for Eternal Energy and look forward to delivering strong value to our loyal stockholders.”

The Company also announced that, as of the close of business on April 30, 2010, it has repurchased and retired 828,000 shares of its outstanding common stock at an average purchase price of $0.05 per share pursuant to its stock repurchase program, announced on March 29, 2010.  SEC rules limit the number of shares that the Company can repurchase on any one day.  The Company’s Board of Directors authorized expending up to US$500,000 to repurchase shares on the open market.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley
Chief Financial Officer
Eternal Energy Corp.
303-798-5235